UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

September 8, 2005

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Blue Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

000-33297 (Commission File Number)	88-0450923 (IRS Employer Identification No.)

5804 E. Slauson Ave.,
Commerce, CA 90040
(Address of Principal Executive Offices
and zip code)

(323) 725-5555
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

|_|      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|      Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_|      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.

        Effective September 8, 2005, Blue Holdings, Inc., through its wholly-owned subsidiary, Antik Denim, LLC, a California limited liability company (“Antik”), entered into a Licensing Term Sheet (the “Term Sheet”) with Titan Industries, Inc., a California corporation (“Titan”).

        Pursuant to the Term Sheet, Antik agreed to enter into a formal license agreement to provide Titan with an exclusive right to use the “Antik Denim” trademark for the sale of men’s and women’s footwear in the United States and its possessions and territories, Canada and Mexico, and to provide a right of first refusal for similar use of the trademark in Europe and South America. Compensation for use of the “Antik Denim” trademark will consist of a royalty calculated as 6% of Titan’s net sales. Titan has agreed to guarantee payment of royalties on identified minimum net sales amounts ranging from $1.5 to $15 million over each of the next six years, and to spend at least 2% of such minimum net sales amounts during each year on advertising its Antik Denim trademarked products. The royalty amount may be adjusted downward in the event that Antik’s gross sales do not reach $20 million during any single year of the term of the formal license agreement.

        The formal license agreement will have a term of forty-two (42) months, with one five year renewal option, provided, however, Titan will be entitled to terminate the agreement after the first eighteen (18) months to the extent that sales of its Antik Denim trademarked products are not satisfactory in its discretion. Titan is to pay $22,500 upon execution of the formal license agreement as an advance against royalties due for the first year. Pursuant to the Term Sheet, the formal license agreement must be entered into within 30 days of the execution of the Term Sheet, and if for any reason it is not executed, the Term Sheet will be deemed to be a binding licensing agreement and all missing terms will be deemed to be those which are usual and customary in the industry.

        Prior to the negotiation of the Term Sheet there was no material relationship between Blue Holdings, Inc. or Antik, and Titan.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Blue Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2005	Blue Holdings, Inc. By: /S/ PATRICK CHOW _____________________________________ Patrick Chow Chief Financial Officer and Secretary

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